GUARANTEE AND ASSUMPTION AGREEMENT

THIS GUARANTEE AND ASSUMPTION AGREEMENT ("Agreement") made as of July 7, 2006, by and among Cyber Merchants Exchange, Inc. a California corporation ("Cyber"), Infosmart Group, Limited, a company incorporated in the British Virgin Islands (“InfoSmart”), Info Smart International Enterprises Limited, a company incorporated under the laws of Hong Kong (“IS International”), Info Smart Technology Limited, a company incorporated under the laws of Hong Kong (“IS Technology”), and Infoscience Media Limited, a company incorporated under the laws of Hong Kong (“IS Media”).

RECITALS

WHEREAS, Cyber, KI Equity Partners II, LLC, a Delaware limited liability company (“KI Equity”), Prime Fortune Enterprises, Ltd., an international business company incorporated in the British Virgin Islands (the "Company") and the shareholders of the Company (“Shareholders”) have entered into an Exchange Agreement, dated July 7, 2006 (as the same may be amended from time to time) (the “Exchange Agreement”) which provides, upon the terms and subject to the conditions thereof, for the exchange of all of the Shares of the Company for Cyber’s shares of Series A Preferred Stock (the “Exchange”);

WHEREAS, InfoSmart, IS International, IS Technology and IS Media (collectively, the “Group Members”) acknowledge that as a condition of Cyber entering into the Exchange Agreement, each of them shall be liable with the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement; and

WHEREAS, each of the Group Members are to receive benefits as a result of the Exchange Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.  Guarantee and Assumption.  Each Group Member hereby agrees that they shall, from the date of this Agreement, be jointly and severally liable with the Company and its Shareholders for each and every obligation and liability of the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement as if they were a party to the Exchange Agreement. Each Group Member further agrees that Cyber shall not be obligated to take any steps whatsoever to collect from, to file any claim of any kind against, or to enforce any liability or obligation against, the Company or any Shareholder, prior to pursuing any claim, action or remedy against any Group Member under this Agreement.

2.  Default; Notice.  In the event of any default or breach by the Company or any of its Shareholders under the Exchange Agreement, Cyber hereby agrees that it will provide any notice to each Group Member that they are required to provide to the Company or its Shareholders and that it will not take any action against each Group Member hereunder unless and until any applicable cure period under the Exchange Agreement has expired.

3.  Acknowledgement.  Each Group Member hereby acknowledge that this Agreement is a material inducement for Cyber to enter into the Exchange Agreement, and that Cyber would not have entered into the Exchange Agreement without this Agreement.

4.  Miscellaneous.  This Agreement, and its enforcement, shall be governed by, and construed in accordance with, the laws of the State of California (without regard for conflict rules thereof) and the United States. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed copy hereof by facsimile transmission to another party hereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement. It is understood and agreed by the Parties that each represents and warrants to the other that the individual signing this Agreement on behalf of the Party is their duly authorized representative and that such individual’s signature binds the Party represented to the terms of this Agreement. The terms and provisions contained in this Agreement and the Exchange Agreement, together with all agreements, certificates and schedules delivered in connection therewith, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or represent representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first set forth above.

Infosmart Group, Limited

By: /s/ Wong Hiu Ming

Name: Wong Hiu Ming
Title: Director

Info Smart International Enterprises Limited

By: /s/ Wong Hiu Ming

Name: Wong Hiu Ming
Title: Director

Info Smart Technology Limited

By: /s/ Wong Hiu Ming

Name: Wong Hiu Ming
Title: Director

Infoscience Media Limited

By: /s/ Wong Hiu Ming

Name: Wong Hiu Ming
Title: Director

Cyber Merchants Exchange, Inc.

By: /s/ Kevin R. Keating
Kevin R. Keating, President